UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

U-STORE-IT TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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6745 Engle Road
Suite 300
Cleveland, OH 44130

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 25, 2006

Dear Shareholder:

You are cordially invited to attend our 2006 annual meeting of shareholders to be held on Thursday, May 25, 2006, at 9:00 a.m., Eastern Daylight Savings time, at the

Holiday Inn
15471 Royalton Road
Strongsville, OH 44136

for the following purposes:

1. To elect eight trustees to serve one-year terms expiring in 2007.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on April 3, 2006 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Trustees

KATHLEEN A. WEIGAND
Secretary

Cleveland, Ohio
April 24, 2006

6745 Engle Road
Suite 300
Cleveland, OH 44130

PROXY STATEMENT

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2006 annual meeting of shareholders, to be held at 9:00 a.m., Eastern Daylight Savings time, on Thursday, May 25, 2006 at the Holiday Inn, 15471 Royalton Road, Strongsville, Ohio 44136, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by U-Store-It Trust on behalf of our Board of Trustees. “We,” “our,” “us” and the “Company” refer to U-Store-It Trust. This proxy statement, the enclosed proxy card and our 2005 annual report to shareholders are first being mailed to shareholders beginning on or about April 24, 2006.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on April 3, 2006, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

Who can attend the annual meeting?

All holders of our common shares at the close of business on April 3, 2006, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of April 3, 2006.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on April 3, 2006 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the record date, there were 57,175,267 common shares outstanding.

How do I vote?

You may vote by you or your duly authorized agent completing and returning the accompanying proxy card or you may attend the meeting and vote in person.

How do I vote my shares that are held by my broker?

If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, and as recommended by our Board of Trustees with regard to any other matters, or, if no such recommendation is given, in their own discretion.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1: ELECTION OF TRUSTEES

On April 19, 2006, Dean Jernigan was appointed by the Board of Trustees to serve as the Company’s Chief Executive Officer and President. In connection with this appointment, the Board of Trustees, in accordance with the Articles of Amendment and Restatement of Declaration of Trust and the Bylaws of the Company, increased the size of the Board of Trustees from seven members to eight members and appointed Mr. Jernigan to fill the vacancy created and to serve as a trustee, effective April 24, 2006, until the 2006 annual meeting or until his successor is duly elected and qualified. Accordingly, our Board of Trustees is currently comprised of eight trustees, each with terms expiring at the 2006 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2007 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that if these nominees are elected, five of the eight trustees serving on the Board of Trustees, Thomas A. Commes, John C. Dannemiller, William M. Diefenderfer III, Harold S. Haller and David J. LaRue, will be “independent” trustees under the rules of the New York Stock Exchange, or NYSE.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may, as permitted by our bylaws, decrease the size of our Board of Trustees.

Nominees for Election for a One-Year Term Expiring at the 2007 Annual Meeting

The following table sets forth the name and age of each nominee for trustee, as well as all positions and offices with us currently held by each nominee.

Name	Age	Position

Robert J. Amsdell	65	Chairman of the Board
Barry L. Amsdell	61	Trustee
Thomas A. Commes	63	Trustee
John C. (Jack) Dannemiller	67	Trustee
William M. Diefenderfer III	60	Trustee
Harold S. Haller	67	Trustee
Dean Jernigan	60	Chief Executive Officer, President and Trustee
David J. LaRue	44	Trustee

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he has served as a trustee.

Robert J. Amsdell has served as the Chairman of our Board of Trustees since our initial public offering in October 2004. Mr. Amsdell served as our Chief Executive Officer from our initial public offering in October 2004 to April 2006. Mr. Amsdell was the President and Chief Executive Officer of the Amsdell Companies, a real estate company, from 1976 until 2004. Mr. Amsdell has been involved in all aspects of the self-storage industry, including the development, ownership and management of self-storage facilities, for over 30 years. Mr. Amsdell is an attorney by profession and was an associate at the law firm of Squire, Sanders & Dempsey from 1964 to 1970 and a partner in the law firm of Calfee, Halter & Griswold from 1971 to 1975. During his legal career, he represented numerous national corporations, providing them with legal services which included real estate and development negotiations. Mr. Amsdell was previously Chairman of the American Bar Association’s Real Estate and Land Use Committee, and as such he is frequently a speaker for real estate seminars. Mr. Amsdell previously served as a member of Storage USA’s advisory board. Mr. Amsdell earned a B.A. in History and Political Science from Westminster College and a J.D. from Case Western Reserve Law School. He is the brother of Barry L. Amsdell, one of our trustees, and the father of Todd C. Amsdell, our Chief Operating Officer.

Barry L. Amsdell has served as a trustee since our initial public offering in October 2004. Mr. Amsdell has served as President of Amsdell Construction, a real estate development company, since 1973. Mr. Amsdell has been involved in the development, ownership and management of real estate in a variety of property types for over 35 years and, together with his brother, Robert J. Amsdell, has been involved in the self-storage industry since its infancy in the early 1970’s. Mr. Amsdell is the brother of Robert J. Amsdell and the uncle of Todd C. Amsdell.

Thomas A. Commes has served as a trustee since our initial public offering in October 2004. Mr. Commes served as the President and Chief Operating Officer of The Sherwin-Williams Company, a manufacturer, distributor, and retailer of paints and painting supplies, from 1986 to 1999. He also served as a member of the Board of Directors of The Sherwin-Williams Company from 1980 to 1999. Mr. Commes currently serves on the boards of Agilysys, Inc., a Nasdaq-listed distributor and reseller of computer technology solutions, Applied

Industrial Technologies, Inc., a distributor of industrial, fluid power and engineered products and systems listed on the NYSE, and Pella Corporation, a privately-owned company that is a leading manufacturer of windows, entry door systems, storm doors and patio doors, and serves as the chairman of the Audit Committee of all three companies. Mr. Commes also serves as a trustee for and is on the Executive, Audit, Compensation and Conflict of Interest Committees and is Chairman of the Investment, Finance and Budget Committee of The Cleveland Clinic Foundation. Mr. Commes is a former Certified Public Accountant.

John C. (Jack) Dannemiller has served as a trustee since our initial public offering in October 2004. Mr. Dannemiller served as the Chairman of the Board of Directors and Chief Executive Officer of Applied Industrial Technologies, Inc., a distributor of industrial, fluid power and engineered products and systems listed on the NYSE, from 1992 to 2000. He served as President of Applied Industrial Technologies, Inc. from 1996 to 1999, as Executive Vice President and Chief Operating Officer from 1988 to 1992, and served as a member of its Board of Directors from 1985 to 2000 (including his tenure as Chairman). Prior to joining Applied Industrial Technologies, Inc., he served as President and Chief Operating Officer of Leaseway Transportation, a privately-owned motor vehicle transportation company. Mr. Dannemiller currently serves on the board and the Compensation, Governance, Nominating and Audit Committees of The Lamson & Sessions Co., a NYSE-listed company that produces thermoplastic products, and also serves on the boards of The Cleveland Clinic Foundation, Cleveland Clinic Western Region and Fairview Lutheran Foundation.

William M. Diefenderfer III has served as a trustee since our initial public offering in October 2004. Mr. Diefenderfer has been a partner in the law firm of Diefenderfer, Hoover, Boyle & Wood since 1991. Mr. Diefenderfer served as Chief Executive Officer and President of Enumerate Solutions Inc., a privately-owned technology company that he co-founded, from 2000 to 2002. From 1992 to 1996, Mr. Diefenderfer served as Treasurer and Chief Financial Officer of Icarus Aircraft, Inc., a privately-owned aviation technology company. He currently serves on the board of SLM Corporation, a NYSE-listed company more commonly known as Sallie Mae. He chairs SLM’s Audit Committee and is a member of its Nomination and Governance Committee and its Executive Committee. Mr. Diefenderfer has served on two special committees of independent directors, chairing one. Additionally, Mr. Diefenderfer serves as Vice-Chairman of the Board of Directors of Enumerate Solutions Inc., as well as chairman of its Audit Committee. On December 31, 2005, Mr. Diefenderfer completed serving a two-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group which began in 2004 and ended in 2005. The Public Company Accounting Oversight Board was established by the U.S. Congress as part of the Sarbanes-Oxley Act of 2002 to oversee and regulate the accounting profession.

Harold S. Haller, Ph.D. has served as our lead trustee since our initial public offering in October 2004. Dr. Haller has been a management consultant since 1967. He formed Harold S. Haller & Company in 1983 to help management of companies improve quality and productivity in production, marketing, business administration and research and development. Dr. Haller is also a lecturer and a writer of technical papers within his field. He has been an adjunct professor at Case Western Reserve University for 21 years and is currently the Director of the Case Statistical Consulting Center. Dr. Haller worked closely with Dr. W.E. Deming in Dr. Deming’s four-day management seminars from 1985 until Dr. Deming’s death in 1993. Dr. Haller is the principal consultant for Real World Quality System’s NASA projects.

Dean Jernigan was appointed Chief Executive Officer and President of the Company in April 2006, and was appointed to, and has served as a member of, the Company’s Board of Trustees since that time. Mr. Jernigan has been President of Jernigan Property Group, LLC (“Jernigan Property”), a Memphis-based company that owns and operates self storage facilities in the United States, since 2004. From 2002 to 2004, Mr. Jernigan was a private investor. From 1984 to 2002, he was Chairman of the Board and Chief Executive Officer of Storage USA, which was a publicly traded self storage company from 1994 to 2002. Mr. Jernigan served as a member of the National Association of Real Estate Investment Trusts’ Board of Governors from 1995 to 2002 and as a member of its Executive Committee from 1998 to 2002. Mr. Jernigan currently serves on the Board of Directors of Thomas & Betts, Inc., a NYSE-listed electrical components and equipment company.

David J. LaRue has served as a trustee since our initial public offering in October 2004. Mr. LaRue has been President and Chief Operating Officer of Forest City Commercial Group, the largest strategic business unit of Forest City Enterprises, Inc., a publicly-traded real estate company, since 2003. Mr. LaRue is responsible for the execution of operating and development plans within the Commercial Group, which owns, develops, acquires and manages retail, office, hotel and mixed-use projects throughout the United States. Mr. LaRue served as Executive Vice President of Forest City Rental Properties from 1997 to 2003. Mr. LaRue has been with Forest City since 1986. Forest City is a partner in the entity that owns Emerald Corporate Park, a real estate asset in which Robert J. Amsdell and Barry L. Amsdell own an interest. Prior to joining Forest City in 1986, he was a financial analyst for The Sherwin-Williams Company. Additionally, Mr. LaRue is involved as a board member of the following non-profit entities: the Greater Cleveland Sports Commission, the Friends of the Cleveland School of the Arts and (i) Cleveland, a Greater Cleveland Partnership Initiative.

Vote Required and Recommendation of Our Board of Trustees

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the eight individuals with the highest number of affirmative votes will be elected to the eight trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

EXECUTIVE OFFICERS

The following table sets forth information concerning each of our executive officers. Executive officers are elected by and serve at the discretion of our Board of Trustees.

Name	Age	Position

Robert J. Amsdell	65	Chairman of the Board
Dean Jernigan	60	Chief Executive Officer and President
Todd C. Amsdell	37	Chief Operating Officer
Tedd D. Towsley	51	Vice President, Treasurer and interim Chief Financial Officer
Kathleen A. Weigand	48	Executive Vice President, General Counsel and Secretary

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Robert J. Amsdell and Dean Jernigan, whose backgrounds are described above under “Election of Trustees — Nominees for Election for a One-Year Term Expiring at the 2007 Annual Meeting.”

Todd C. Amsdell has served as our Chief Operating Officer since our initial public offering in October 2004, and as such is directly responsible for the property management operations of all of our facilities across the country. He currently serves as a board member of the Diamond Storage Alliance, a network of self-storage operators designed to market self-storage to national commercial customers. Mr. Amsdell also serves as a board member of the Leukemia & Lymphoma Society, Cleveland Chapter. Mr. Amsdell served as the President of Operations of the Amsdell Companies from 1995 to 2004. Mr. Amsdell earned his B.A. in Economics Management from Ohio Wesleyan University. He is the son of Robert J. Amsdell, our Chairman of the Board of Trustees, and the nephew of Barry L. Amsdell, one of our trustees.

Tedd D. Towsley has served as our Vice President and Treasurer since our initial public offering in October 2004, and as such is directly responsible for the overall accounting and cash management functions of the Company. Mr. Towsley was appointed as the Company’s interim Chief Financial Officer, effective April 20, 2006, which position he will serve in until a successor is appointed by the Board of Trustees. Mr. Towsley served as Executive Vice President and Controller of U-Store-It Mini Warehouse Co. from 2001 to 2004, and as Controller of U-Store-It Mini Warehouse Co. from 1994 until 2001. Mr. Towsley was a member of the auditing staff of Touche Ross & Co. from 1977 to 1981.

Kathleen A. Weigand has served as an Executive Vice President and Secretary since February 2006 and our General Counsel since January 2006. Mrs. Weigand served as Deputy General Counsel and Assistant Secretary of Eaton Corporation, a publicly-traded global manufacturing company, from 2003 to 2005 and as Vice President, Assistant General Counsel and Assistant Secretary of TRW Inc., a publicly-traded space, defense, and automotive supply company, from 1999 to 2003. Mrs. Weigand is a Certified Public Accountant and was an audit manager of KPMG from 1979 to 1984.

INFORMATION REGARDING CORPORATE GOVERNANCE AND THE BOARD OF TRUSTEES
AND ITS COMMITTEES

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains charters for all Board committees. In addition, our Board of Trustees has adopted a written set of corporate governance guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for Principal Executive Officer and Senior Financial Officers. To view our committee charters, corporate governance guidelines, Code of Business Conduct and Ethics and Code of Ethics for Principal Executive Officer and Senior Financial Officers, please visit our website at www.u-store-it.com. Each of these documents is also available in print, free of charge, to any shareholder who sends a written request to such effect to Investor Relations, U-Store-It Trust, 6745 Engle Road, Suite 300, Cleveland, Ohio 44130.

Independence of Trustees

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, in order for a trustee of a company to qualify as “independent,” the board of trustees of such company must affirmatively determine that the trustee has no material relationship with such company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following further restrictions upon trustee independence:

•	a trustee who is an employee, or whose immediate family member is an executive officer, of the listed company is not independent until three years after the end of such employment relationship;

•	a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

• (a)	a trustee who is, or whose immediate family member is, a current partner of a firm that is the listed company’s internal or external auditor is not independent;

(b)	a trustee who is a current employee of such a firm is not independent;

(c)	a trustee who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice is not independent; and

(d)	a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time is not independent;

•	a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executive officers at the same time serve or served on the other company’s compensation committee is not independent until three years after the end of such service or employment relationship; and

•	a trustee who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

For these purposes, an “immediate family” member includes a trustee’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the trustee’s home.

Our Board of Trustees has evaluated the status of each trustee and has affirmatively determined, after broadly considering all facts and circumstances, that each of Messrs. Commes, Dannemiller, Diefenderfer, Haller and LaRue is “independent,” as such term is defined in the NYSE’s listing standards because each has no known relationship (material or otherwise) with the Company. Robert J. Amsdell and Dean Jernigan are not independent as they are employees of the Company, and Barry L. Amsdell is not independent as he is Robert J. Amsdell’s brother.

In making the foregoing determination, the Board was aware that David J. LaRue is the President and Chief Operating Officer of Forest City Commercial Group, which is a partner in the entity that owns Emerald Corporate Park, a real estate asset in which Robert J. Amsdell and Barry L. Amsdell own an interest. The Board determined that this does not constitute a relationship, material or otherwise, between the Company and Mr. LaRue, because the Company is not a party to this arrangement and the arrangement is not material to any of these trustees.

Lead Trustee

Our Board of Trustees established the position of “lead” trustee in connection with our initial public offering in October 2004. Initially, it was contemplated that the lead trustee would be rotated on an annual basis from among the independent trustees in alphabetical order by last name. In February 2006, the Board of Trustees approved an amendment to our Corporate Governance Guidelines that eliminated this rotation requirement. Mr. Harold S. Haller currently serves as our lead trustee and has served in that capacity since our initial public offering in October 2004. The role of the lead trustee is to serve as liaison between (a) the Board of Trustees and management, including the Chief Executive Officer, (b) independent trustees and (c) interested third parties and the Board of Trustees.

Executive Sessions of Independent Trustees

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among independent trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to sessions of independent trustees without management participation. The lead trustee presides over these sessions.

Communications with the Board

Shareholders and other interested parties may communicate with the Board of Trustees by communicating directly with the presiding lead trustee by sending any correspondence they may have in writing to the “Lead Trustee” c/o Chief Financial Officer of U-Store-It Trust, 6745 Engle Road, Suite 300, Cleveland, Ohio 44130, who will then directly forward such correspondence to the lead trustee. The lead trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

Board Meetings

During 2005, the Board of Trustees met eight times, including telephonic meetings. Each trustee attended at least 75% of Board and applicable committee meetings on which he served. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our corporate governance guidelines, all of our trustees are expected to attend our annual meetings of shareholders. Last year, all of our trustees attended the annual meeting of shareholders.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE listing standards.

The table below provides current membership information for each of the Board committees:

Corporate
Governance and
Name	Audit	Compensation	Nominating

Thomas A. Commes	X	Chair
John C. Dannemiller		X	Chair
William M. Diefenderfer III	Chair
Harold S. Haller		X	X
David J. LaRue	X		X

Number of Meetings in 2005	10	4	6

Audit Committee

The principal purpose of the Audit Committee is to assist the Board of Trustees in the oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification and independence of our independent auditors; and

•	the performance of our internal audit function and independent auditors.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they have encountered in the course of their audit. The Audit Committee is also charged with the tasks of reviewing our financial statements, any financial reporting issues and the adequacy of internal control with management and our independent auditors.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the Securities and Exchange Commission, or SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees has determined that William M. Diefenderfer III and Thomas A. Commes are “audit committee financial experts” as defined by the rules and regulations of the SEC.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•	review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with the Company’s other independent trustees, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent trustees, the compensation of the other executive officers;

•	make recommendations to the Board of Trustees regarding compensation of trustees; and

•	recommend, implement and administer our incentive and equity-based compensation plans.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as trustees;

•	recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•	develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;

•	oversee the evaluation of the Board of Trustees and management; and

•	ensure that we are in compliance with all NYSE corporate governance listing requirements.

The Board of Trustees has adopted a policy to be used for considering potential trustee candidates to continue to ensure that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

(1) high integrity;

(2) an ability to exercise sound judgment;

(3) an ability to make independent analytical inquiries;

(4) a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

(5) a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

(1) whether the person possesses specific real estate expertise and familiarity with general issues affecting the Company’s business;

(2) whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

(3) whether the person would qualify as an “independent” trustee under the NYSE listing standards and our corporate governance guidelines;

(4) the importance of continuity of the existing composition of the Board of Trustees; and

(5) the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee takes into account the number of expected trustee vacancies and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once a trustee candidate has been identified, the Corporate Governance and Nominating Committee will then evaluate this candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by shareholders in the same manner as all other trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board of Trustees will then select the Board’s trustee nominees for shareholders to consider and vote upon at the shareholders’ meeting.

For nominations for election to the Board of Trustees or other business to be properly brought before an annual meeting by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws. These notice provisions require that nominations for trustees must be received no more than 120 days and no less than 90 days before the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. Such shareholder’s notice must set forth:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a trustee (1) the name, age, business address and residence address of such person, (2) the class and number of shares of beneficial interest of U-Store-It Trust that are beneficially owned or owned of record by such person and (3) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected);

•	as to any other business that the shareholder proposes to bring before the meeting, a description in reasonable detail of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder (including any anticipated benefit to the shareholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (2) the class and number of shares of each class of beneficial interest of U-Store-It Trust which are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

Trustee Compensation

The members of our Board of Trustees who are also our employees do not receive any compensation for their services on our Board. We currently pay our non-employee trustees (which, for purposes of trustee compensation, includes Thomas A. Commes, John C. Dannemiller, William M. Diefenderfer III, Harold S. Haller and David J. LaRue, but does not include Barry L. Amsdell) $1,000 per Board or committee meeting and we reimburse them for their reasonable travel expenses incurred in connection with their attendance at Board meetings. All non-employee trustees also receive an annual retainer of $25,000 and the chairs of the Audit, Compensation and Corporate Governance and Nominating committees receive additional annual retainers of $10,000, $7,500 and $5,000, respectively. The lead trustee currently receives an additional annual retainer of $10,000.

In May 2005, we implemented the Deferred Trustees Plan, a component of our 2004 Equity Incentive Plan, upon the approval of our Board of Trustees. Pursuant to the terms of the Deferred Trustees Plan, each non-employee member of our Board of Trustees may elect to receive all of his annual cash retainers and meeting fees payable for service on our Board or any committee of our Board in the form of either all common shares or all deferred share units. Pursuant to the terms of the Deferred Trustees Plan, certain trustees elected to receive their trustees fees in 2005 in the form of deferred share units. At December 31, 2005, an aggregate of 3,876 deferred share units were granted to our trustees and were valued at $21.05 per share unit.

Non-employee trustees received an initial grant of restricted shares at the time of our initial public offering in October 2004.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Tables

The following tables contain certain compensation information for fiscal year 2005 and for the period from October 21, 2004, the date we commenced operations, to December 31, 2004, for our Chief Executive Officer and our three other executive officers who were serving as executive officers on December 31, 2005, who we collectively refer to as our “named executive officers”:

(a)	Summary Compensation Table

							Long-Term Compensation
		Annual Compensation					Awards
						Other Annual	Restricted Stock		Securities
Name and Principal		Salary		Bonus		Compensation	Awards		Underlying		All Other
Position	Year	($)		($)		($)(5)	($)		Options		Compensation(8)

Robert J. Amsdell,	2005	$200,000		$800,000		—	$1,500,000	(6)	0		$0
Chairman and Chief	2004	$35,312	(2)	$0		—	$0		0		$0
Executive Officer(1)
Steven G. Osgood,	2005	$350,000		$500,000		—	$700,000	(6)	0		$2,786
President and Chief	2004	$68,359	(2)	$1,150,000	(3)	—	$0		200,000	(7)	$2,600
Financial Officer(1)
Todd C. Amsdell,	2005	$350,000		$500,000		—	$700,000	(6)	0		$2,800
Chief Operating	2004	$68,359	(2)	$1,150,000	(3)	—	$0		200,000	(7)	$2,600
Officer
Tedd D. Towsley,	2005	$200,000		$250,000		—	$300,000	(6)	0		$2,767
Vice President	2004	$39,062	(2)	$400,000	(4)	—	$0		100,000	(7)	$2,600
and Treasurer(1)

(1)	Mr. Amsdell relinquished the title Chief Executive Officer effective April 24, 2006. Mr. Osgood resigned as President and Chief Financial Officer effective April 20, 2006. Mr. Towsley was appointed as interim Chief Financial Officer of the Company effective April 20, 2006.

(2)	Represents the salary earned by the named executive officer from October 21, 2004, the date we commenced operations, to December 31, 2004. The annualized base salary of each named executive officer for 2004 was as follows: Robert J. Amsdell — $200,000; Steven G. Osgood — $350,000; Todd C. Amsdell — $350,000; and Tedd D. Towsley — $200,000.

(3)	Represents $150,000 of bonus and 62,500 deferred shares. The deferred shares were granted under our 2004 Equity Incentive Plan concurrently with the closing of our initial public offering in October 2004. The deferred shares are 100% vested. Unless otherwise elected, 50% of the deferred shares will be delivered on the first business day following January 1, 2006 and 50% of the deferred shares will be delivered on the first business day following January 1, 2007. If service terminates prior to the distribution of any deferred shares, the deferred shares will be immediately distributable. Each individual will be entitled to receive a payment equal to any dividend payments made on the deferred shares during the deferral period. Based on the closing share price of our common shares of $21.05 on December 30, 2005, the deferred shares had a value of $1,315,625.

(4)	Represents $100,000 of bonus and 18,750 deferred shares. The deferred shares were granted under our 2004 Equity Incentive Plan concurrently with the closing of our initial public offering in October 2004. The deferred shares are 100% vested. Unless otherwise elected, 50% of the deferred shares will be delivered on the first business day following January 1, 2006 and 50% of the deferred shares will be delivered on the first business day following January 1, 2007. If service terminates prior to the distribution of any deferred shares, the deferred shares will be immediately distributable. Each individual will be entitled to receive a payment equal to any dividend payments made on the deferred shares during the deferral period. Based on the closing share price of our common shares of $21.05 on December 30, 2005, the deferred shares had a value of $394,688.

(5)	Other annual compensation received in 2004 and 2005 was in the form of perquisites, the aggregate amount of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officers.

(6)	Represents the value of restricted share units equal to $20.62, the closing price per share on December 21, 2005, the day prior to the date of grant, times the number of shares awarded to each executive as follows: Robert J. Amsdell — 72,745; Steven G. Osgood — 33,948; Todd C. Amsdell — 33,948; and Tedd D. Towsley — 14,549. Vesting is 50% time-based and 50% market-based, based on the Company’s achievement of a pre-determined average annual total return to shareholders. The time-vesting shares vest ratably over a five-year period, one-fifth per year on each of the first five anniversaries of the grant date. The market-based shares vest ratably over a five-year period, one-fifth per year on each of the first five anniversaries of the grant date if the average annual total shareholder return for the Company equals or exceeds ten percent. Additionally, any market-based shares that do not vest on a previous anniversary will vest on a subsequent anniversary date if the average annual total shareholder return from grant date equals or exceeds ten percent. Certain restricted share units awarded to the chief executive officer vest immediately upon his retirement from the Company as he has reached the retirement age set forth in his award agreement. Each executive is paid dividend equivalent payments on all vested and unvested restricted share units. The restricted share units were granted in the form of deferred share units, entitling the holders to receive common shares at a future date.

(7)	Represents options awarded at the closing of our initial public offering in October 2004. The right to purchase shares under the options vests as to 1/3 of the total number of shares covered by the options on each of the first three anniversaries of the vesting start date of October 21, 2004, provided the optionee is still employed by us. The options were granted at an exercise price equal to the initial public offering price of $16.00.

(8)	Represents matching contributions to the Company’s Defined Contribution Plan.

(b)	Option Grants in 2005

No options were granted to the named executive officers during 2005.

(c)	Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options at
	on	Value	Options at FY-End		FY-End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Amsdell	0	$0	0	0	$0	$0
Steven G. Osgood	0	$0	66,667	133,333	$336,668	$673,332
Todd C. Amsdell	0	$0	66,667	133,333	$336,668	$673,332
Tedd D. Towsley	0	$0	33,333	66,667	$168,332	$336,668

(1)	Based upon the closing price of $21.05 per share of our common shares on December 30, 2005.

Employment and Noncompetition Agreements

We entered into employment agreements with each of our executive officers.

Pursuant to their agreements, Robert J. Amsdell, Dean Jernigan, Steven G. Osgood, Todd C. Amsdell, Kathleen A. Weigand, and Tedd D. Towsley agreed to serve as (a) our Chairman, (b) our Chief Executive Officer and President, (c) our President and Chief Financial Officer, (d) our Chief Operating Officer, (e) our Executive Vice President, General Counsel and Secretary and (f) our Vice President and Treasurer, respectively. The term of each agreement ends on December 31, 2007, other than Mr. Jernigan’s agreement, which ends on April 24, 2011. All executive officer employment agreements provide for automatic one-year renewals unless either we or the employee elects not to renew the agreement. Each agreement also provides that the executive’s then current annual salary cannot be reduced during the term of the agreement. Each of the executives other than Robert J. Amsdell is also eligible to participate in any bonus plan established by the Compensation Committee of our Board of Trustees. In addition, each executive will participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we adopt with respect to comparable senior level executives. Among other perquisites, each executive also receives either an annual automobile allowance of $6,000 or we provide a suitable automobile to the executive.

In the event any executive’s employment agreement is terminated for disability or death, he or she or the beneficiaries of his or her estate will receive any accrued and unpaid salary, vacation and other benefits, any unpaid bonus for the prior year, a pro rated bonus in the year of termination based on the target bonus for that year (with the exception of Robert J. Amsdell), and all equity awards shall immediately vest and become fully exercisable. If we terminate any executive’s employment agreement for “cause” or an executive terminates his or her employment agreement without “good reason,” the executive will only have the right to receive any accrued and unpaid salary, vacation and other benefits, any bonus as provided for in the bonus plan (with the exception of Robert J. Amsdell) and reimbursement for expenses incurred but not paid prior to the date of termination.

If we terminate any executive’s employment agreement without “cause” or an executive terminates his or her employment agreement for “good reason,” the executive will have the right to receive any accrued and unpaid salary, vacation and other benefits; any unpaid bonus for the prior year, a pro rated bonus in the year of termination based on the target bonus for that year (with the exception of Robert J. Amsdell), reimbursement for expenses incurred but not paid prior to the date of termination, continued medical, prescription and dental benefits for eighteen months and a cash payment equal to two times (or three times with respect to Robert J. Amsdell and Dean Jernigan) the sum of his or her annual salary as of the date of the termination of the agreement and the average bonus actually paid for the prior two calendar years. In addition, all equity awards shall immediately vest and become fully exercisable. If we elect not to renew any executive’s employment agreement, the executive will have the right to receive a cash payment equal to one times the sum of his or her annual salary as of the date of expiration of the employment agreement and the average bonus actually paid for the prior two calendar years.

If we terminate any executive’s employment agreement for “cause,” the executive shall have no right to receive any compensation or benefits under the employment agreement on or after the effective date of termination, other than annual salary and other benefits including payments for accrued but unused vacation prior to the date of termination.

Each employment agreement defines “cause” as the executive’s: conviction for a felony or a misdemeanor involving moral turpitude; commission of an act of fraud, theft or dishonesty related to our business or the business of our affiliates or to his or her duties; willful and continuing failure or habitual neglect to perform his or her duties; material violation of confidentiality covenants or (with the exception of Mrs. Weigand) noncompetition agreement; or willful and continuing breach of the employment agreement.

Each employment agreement defines “good reason” as: a material reduction in the executive’s authority, duties and responsibilities or the assignment to him or her of duties materially and adversely inconsistent with his or her position; a reduction in the executive’s annual salary; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; a change in control (as defined in the employment agreement); our material and willful breach of the employment agreement; or our requirement that the executive’s work location be moved more than 50 miles from our principal place of business in Cleveland, Ohio unless the executive’s work location is closer to his or her primary residence.

Each executive is entitled to receive payment from us of an amount sufficient to make him or her whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

In addition to the employment agreements, our executive officers (other than Mrs. Weigand) and Barry L. Amsdell, one of our trustees, have entered into noncompetition agreements with us. The noncompetition agreements contain covenants not to compete for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement (the five-year period in the case of Mr. Jernigan) or the period of the executive’s or trustee’s service with us plus an additional one-year period. The noncompetition agreements provide that each of the executives and Barry L. Amsdell will not directly or indirectly engage in any business involving self-storage facility development, construction, acquisition or operation or own any interests in any self-storage facilities in each case in the United States of America, other than (a) any interests Robert J. Amsdell or Barry L. Amsdell may own in Rising Tide Development, LLC, or Rising Tide Development, a company owned and controlled by Robert J. Amsdell and Barry L. Amsdell, and (b) up to 5% of the outstanding shares of any public company. The Company’s noncompetition agreement with Mr. Jernigan permits him to retain his 20% beneficial interest in Jernigan Property and related companies and partnerships for 2 years from April 24, 2006, the date he commenced employment with the Company; provided, that (i) he discontinues all involvement in the day-to-day management or operation of the facilities owned by Jernigan Property effective with the date of his employment by the Company; and (ii) he does not expand his interest, ownership or activity, directly or indirectly, in the self storage business. Jernigan Property is the sole managing member of a number of limited liability companies that collectively own 11 self storage facilities. See “Certain Relationships and Related Transactions — Jernigan Property Group, LLC” for a further discussion of the Company’s transactions with Jernigan Property.

The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. The nonsolicitation covenant lasts for a period that is the longer of either the three-year period (the five-year period in the case of Mr. Jernigan) beginning as of the date of the noncompetition agreement or the period of the executive’s or trustee’s service with us plus an additional two-year period.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return of our common shares for the period from October 22, 2004, the date that our common shares began trading on NYSE, to December 31, 2005 to the S&P 500 Index and to the published National Association of Real Estate Investment Trusts (NAREIT) All Equity REIT Index over the same period. The graph assumes that the value of the investment in our common shares and each index was $100 at October 22, 2004 and that all dividends were reinvested. The shareholder return shown on the graph below is not indicative of future performance.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Under its charter, the Compensation Committee (the “Committee”) of the Board of Trustees is responsible for determining the appropriate level and structure of compensation for the Company’s executive officers, including base salary, bonus and long-term incentive compensation. Set forth below is the report of the Committee regarding the compensation paid by the Company to its executive officers with respect to the year ended December 31, 2005.

Compensation Policies for Executive Officers

The Committee desires to implement compensation policies that seek to enhance shareholder value by aligning closely the financial interests of our executive officers with those of our shareholders. Our compensation policies are designed to:

•	attract and retain the best possible executive talent;

•	motivate these executives to achieve the goals inherent in our business strategy;

•	link executive and shareholder interests through performance goals and equity-based plans; and

•	provide compensation packages to our executive officers that recognize individual contributions as well as overall business results.

In determining the compensation arrangements of our executive officers, the Committee considers, among other things, the responsibilities of the position held and the experience of the individual, the competitive marketplace for executive talent and the compensation levels of similarly-situated executives at comparable publicly-traded real estate investment trusts, or REITs, and, where applicable, other public companies. In addition, the Committee considers achievement of certain performance levels by the Company, including growth in funds from operations, and the individual executive’s performance and contribution to increasing funds from operations.

In determining the long-term incentive component of compensation for executive officers, the Committee considers our performance and relative shareholder return, the value of similar incentive awards to executive officers at comparable companies, and the awards given to the particular executive officer in past years.

Components of Executive Officer Compensation

The components of our executive officer compensation program consist of base salary, bonus and long-term incentive compensation, currently awarded through the use of restricted share unit grants.

Base Salary.  Base salaries for our executive officers were established in October 2004 in connection with the Company’s initial public offering. Under the terms of employment agreements entered into with the executive officers at that time, these base salaries cannot be reduced by the Company during the terms of the agreements. The Committee did not approve any increases to these salaries in 2005.

Bonuses.  Bonuses with respect to 2005 performance were determined in December 2005. In light of the fact that the Company only began operating as a public company in October 2004, our Committee did not adopt a structured bonus plan for 2005, but instead determined that bonuses would be determined on a discretionary basis by the Committee at the end of the year.

Prior to awarding 2005 bonuses, the Committee retained an outside compensation consultant to assemble data and make recommendations regarding bonuses and long-term incentive compensation awards with respect to 2005 performance and in setting base salaries for 2006. As a benchmark, our consultant provided us with comparisons of base salary, bonuses, long-term incentive compensation and total compensation paid to executive officers by a peer group of 18 other public real estate investment trusts, or REITs, selected by the consultant and reviewed by our Committee and our chief executive officer. These REITs, which represent a subset of the comparable REITs included in the comparison of five-year total cumulative total return performance graph included elsewhere in this proxy statement, were comprised of the four public self storage

REITs, and of six office REITs, six shopping center/regional mall REITs and two diversified REITs with market capitalizations similar to the Company.

Our Committee reviewed the information provided with respect to this peer group, including a comparative range of base salary, bonus, long-term incentive compensation and total compensation for each executive officer, with the low end being the 25th percentile paid by the peer groups and the high end being the 75th percentile paid by the peer groups for such executive officer’s comparable position. The consultant made recommendations with respect to bonuses for 2005 performance, and we also took into account recommendations for bonuses provided to us by our chief executive officer. Finally, in considering bonus awards, we took into account the total compensation to be paid to the executive officer.

After reviewing and considering the foregoing information, our Committee approved bonuses to executive officers on an individual-by-individual basis, taking into account several factors, including the superior overall performance of the Company during 2005, the extraordinary effort of the Company’s executives in bringing the Company public and in executing the first year business plan, the superior returns provided to shareholders since the Company’s initial public offering, and the appropriate level of bonuses as compared to the Company’s peer group. The bonus paid to Mr. Robert Amsdell, our chief executive officer in 2005, significantly exceeded his base salary, as described below. Bonuses for each of Messrs. Osgood and Todd Amsdell were approximately 143% of his base salary, and the bonus for Mr. Towsley was approximately 125% of his base salary. These bonuses were awarded in part because of the factors described above, and in part to provide total compensation to these executive officers that was more in line with the total compensation paid to persons in comparable positions at companies within the Company’s peer group.

Long-Term Incentive Compensation.  Our Committee believes that long-term incentive compensation is an important component of executive compensation, as it aligns the financial interests of our executive officers more closely with those of our shareholders.

In December 2005, our Committee approved long-term incentive compensation awards to our executive officers after reviewing 2005 performance. Prior to determining these awards, our Committee had available to it the information provided to us by our compensation consultant (referred to in “Bonuses” above). We also took into account recommendations for long-term incentive compensation awards for our executive officers provided to us by Mr. Robert Amsdell, our chief executive officer at the time. Finally, in considering long-term incentive compensation awards, we took into account the total compensation to be paid to the executive officer, including base salary, bonus, and long-term incentive compensation, and how that total compensation related to the peer group described above.

Taking into account all of the foregoing, we approved restricted share unit awards of $1,500,000 to Mr. Robert Amsdell, $700,000 to each of Messrs. Osgood and Todd Amsdell, and $300,000 to Mr. Towsley, which grants were designed to provide further incentive for executive performance. These restricted share unit awards vest ratably over a five-year period, with 50% of such awards vesting over time and the remaining 50% vesting only if certain annual Company performance hurdles are achieved. Our Committee currently believes that grants of restricted share units should constitute the primary form of equity incentive compensation for our executive officers.

Compensation of Chief Executive Officer

Amounts paid to Robert Amsdell, our chief executive officer in 2005, are shown in the Summary Compensation Table. Under Mr. Amsdell’s employment agreement, he was entitled to receive a minimum base salary of $200,000, and the base salary paid to him in 2005 equaled this minimum amount. The Committee recognized, however, that this base salary is substantially below the base salary paid to chief executive officers at comparable companies, and took this into account in approving bonus and long-term incentive compensation for Mr. Amsdell.

Our Committee approved a bonus to Mr. Amsdell of $800,000 and long-term incentive compensation in the form of $1,500,000 of restricted share units with respect to 2005 performance. We took into account the factors described above with respect to Company performance, in particular the Company’s superior overall performance in 2005, and in addition believed that Mr. Amsdell should be recognized for his leadership of the Company in 2005.

Our Committee believes that Mr. Amsdell’s total compensation of base salary, bonus and long-term incentive compensation was reasonable and competitive for his contributions as chief executive officer.

Tax Limits on Executive Compensation

The Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. To the extent that compensation is required to and does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m). In 2005, certain compensation in excess of the Section 162(m) deduction limit was paid to Mr. Robert J. Amsdell.

Respectfully submitted,

The Compensation Committee of the Board of Trustees

Thomas A. Commes (Chairman)
John C. Dannemiller
Harold S. Haller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005 the Compensation Committee of the Board of Trustees was comprised of Messrs. Commes, Dannemiller and Haller, each of whom is an independent trustee. None of these trustees were, or ever have been, employees of U-Store-It Trust or any of our subsidiaries. None of these trustees, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of Messrs. Diefenderfer, Commes and LaRue. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. Deloitte & Touche LLP, the Company’s independent auditors, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for fiscal year 2005 with our management. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from us. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Trustees that our audited consolidated financial statements for fiscal year 2005 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Respectfully submitted,

The Audit Committee of the Board of Trustees

William M. Diefenderfer III (Chairman)
Thomas A. Commes
David J. LaRue

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of our operating partnership as of April 3, 2006, the record date, by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o U-Store-It Trust, 6745 Engle Road, Suite 300, Cleveland, Ohio 44130.

		% of
		All
	Number of	Shares	% of
	Shares and Units	and	All
Beneficial Owner	Beneficially Owned	Units	Shares

Named Executive Officers and Trustees
Todd C. Amsdell (1)	8,402,656	13.5%	14.7%
Robert J. Amsdell (2)	1,795,690	2.9%	3.1%
Barry L. Amsdell (3)	1,070,652	1.7%	1.8%
Steven G. Osgood (4)	63,000	*	*
Tedd D. Towsley (5)	27,083	*	*
William M. Diefenderfer III (6)	22,370	*	*
Thomas A. Commes	14,063	*	*
John C. Dannemiller	10,278	*	*
David J. LaRue	6,563	*	*
Harold S. Haller	5,617	*	*
All executive officers and trustees as a group (11 persons)	10,498,124	16.8%	17.8%
Other More than Five Percent Beneficial Owners
Robert J. Amsdell Family Irrevocable Trust (7)	3,921,850	6.3%	6.9%
Loretta Amsdell Family Irrevocable Trust (7)	3,921,850	6.3%	6.9%
Cohen & Steers Capital Management, Inc. (8)	4,186,100	6.7%	7.3%

*	Indicates amount owned is less than 1%

(1)	Shares and units beneficially owned include 7,843,700 shares owned by affiliated entities and related family trusts of Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell (which entities and trusts we refer to herein collectively as the Amsdell Entities) as follows: (a) 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is the business advisor and, in such capacity, has, under the trust agreements, the sole power to direct the voting and disposition of the shares; and (b) 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is also the business advisor and, in such capacity, has, under the trust agreements, the sole power to direct the voting and disposition of the shares. The beneficiaries of these two trusts are comprised of members of the families of Robert J. Amsdell and Loretta Amsdell, who is the wife of Barry L. Amsdell. Also includes 461,039 shares owned directly by Todd C. Amsdell, 31,250 shares issuable in satisfaction of a grant of deferred shares made under our equity incentive plan concurrently with the closing of our initial public offering and 66,667 shares issuable upon the exercise of options which are exercisable within 60 days of April 3, 2006.

(2)	Shares and units beneficially owned include 1,524,358 units owned by the Amsdell Entities as follows: (a) 337,756 units owned by Amsdell Holdings I, Inc., of which Robert J. Amsdell is the President, a director and 50% shareholder, which are redeemable for cash or, at our option, shares within 60 days of April 3, 2006; (b) 187,249 units owned by Amsdell & Amsdell general partnership, of which Robert J. Amsdell is a 50% general partner, which are redeemable for cash or, at our option, shares within 60 days of April 3, 2006; (c) 604,510 units owned by a trust of which Robert J. Amsdell is the sole trustee and whose equal beneficiaries are Robert J. Amsdell and his brother, Barry L. Amsdell, which are redeemable for cash or, at our option, shares within 60 days of April 3, 2006; (d) 394,843 units owned by Rising Tide Development, of which Robert J. Amsdell owns a 50% interest, which are redeemable for cash or, at our option, shares within 60 days of April 3, 2006; and (e) 72,745 restricted share units that Mr. Amsdell has the right to acquire within 60 days of April 3, 2006 if he retires from the Company. Also includes 198,587 shares owned directly by Robert J. Amsdell. Shares and units beneficially owned do not include (a) 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust, of which Todd C. Amsdell (the son of Robert J. Amsdell) is the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares, and (b) 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is also the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares. The beneficiaries of these two trusts are comprised of members of the families of Robert J. Amsdell and Loretta Amsdell, who is the wife of Barry L. Amsdell.

(3)	Shares and units beneficially owned include 919,848 units owned by Amsdell Entities as follows: (a) 337,756 units owned by Amsdell Holdings I, Inc., of which Barry L. Amsdell is an officer, director and 50% shareholder, which are redeemable for cash or, at our option, shares within 60 days of April 3, 2006; and (b) 187,249 units owned by Amsdell & Amsdell general partnership, of which Barry L. Amsdell is a 50% general partner, which are redeemable for cash or, at our option, shares within 60 days of April 3, 2006; and (c) 394,843 units owned by Rising Tide Development, of which Barry L. Amsdell owns a 50% interest, which are redeemable for cash or, at our option, shares within 60 days of April 3, 2006. Also includes 150,804 shares owned directly by Barry L. Amsdell. Shares and units beneficially owned do not include 604,510 units owned by a trust of which Robert J. Amsdell is the sole trustee and whose equal beneficiaries are Robert J. Amsdell and his brother, Barry L. Amsdell. Robert J. Amsdell has sole voting and dispositive power with respect to the units owned by this trust. Shares and units beneficially owned also do not include (a) 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust, of which Todd C. Amsdell (the nephew of Barry L. Amsdell) is the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares, and (b) 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is also the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares. The beneficiaries of these two trusts are comprised of members of the families of Robert J. Amsdell and Loretta Amsdell, who is the wife of Barry L. Amsdell.

(4)	Comprised of 31,750 shares owned directly by Steven G. Osgood and 31,250 shares issuable in satisfaction of grants of deferred share units made under our equity incentive plan concurrently with the closing of our initial public offering.

(5)	Comprised of 9,375 shares directly owned by Tedd Towsley, 9,375 shares issuable in satisfaction of grants of deferred share units made under our equity incentive plan concurrently with the closing of our initial public offering and 8,333 shares issuable upon the exercise of options which are exercisable within 60 days of April 3, 2006.

(6)	Comprised of 11,000 shares held by William M. Diefenderfer’s 401(k) plan, 1,000 shares held by a trust for the benefit of his son and 10,370 shares owned directly.

(7)	Each trust has reported in a Schedule 13D filing that it possessed shared voting power and shared dispositive power over the shares held by the respective trust. Todd C. Amsdell is the business advisor of each trust and, in such capacity, has the sole power, under the trust agreements, to direct the voting and disposition of these shares. See footnote (1). The trustee of each trust is Bernard L. Karr. The address of each trust is c/o Bernard L. Karr, trustee, McDonald Hopkins Co., LPA, 600 Superior Avenue, E., Suite 2100, Cleveland, Ohio 44114.

(8)	Based on information provided by Cohen & Steers Capital Management, Inc. in a Schedule 13G filed with the SEC on February 13, 2006, Cohen & Steers Capital Management has shared dispositive power with respect to 4,186,100 of these shares and shared voting power with respect to 4,029,967 of these shares. Cohen & Steers Capital Management’s address is 280 Park Avenue, New York, New York 10017.

The determination that there were no other persons, entities or groups known to us to beneficially hold more than 5% of our common shares was based on a review of all statements filed with respect to U-Store-It Trust since the beginning of the past fiscal year with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Option Agreement and Exercises of Option to Purchase Certain Option Facilities

In October 2004, in connection with our initial public offering, we entered into an option agreement with Rising Tide Development, a company owned and controlled by Robert J. Amsdell and Barry L. Amsdell, that granted our operating partnership the option to purchase 18 self-storage facilities, currently consisting of 13 facilities owned by Rising Tide Development, two facilities which Rising Tide Development has the right to acquire from unaffiliated third parties and three facilities which we have acquired since our initial public offering pursuant to the exercise of our options. In the event that Rising Tide Development does not acquire either of the two option facilities it currently has under contract, the number of facilities which we have the option to purchase would reduce accordingly. The 15 remaining option facilities either are currently under development or not yet fully stabilized. The options become exercisable with respect to each particular self-storage facility if and when that facility achieves an occupancy level of 85% at the end of the month, for three consecutive months. The purchase price will be equal to the lower of (i) a price determined by multiplying in-place net operating income at the time of purchase by 12.5 and (ii) the fair market value of the option facility as determined by an appraisal process involving third party appraisers. Our option to acquire these facilities will expire on October 27, 2008. The determination to purchase any of the option facilities will be made by the independent members of our board of trustees. If the option is not exercised for any facility by October 27, 2008, Rising Tide Development will be required to move expeditiously to sell the facility to an unrelated third party. Rising Tide Development received no cash consideration for entering into such option agreement. As described below, we exercised our option to purchase three of the facilities. Barry L. Amsdell and Robert J. Amsdell each has a 50% ownership interest in Rising Tide Development.

In January 2005, in connection with our exercise of our option to purchase the San Bernardino VII, CA facility from Rising Tide Development, our operating partnership paid approximately $7.3 million, consisting of $3.8 million in cash and $3.5 million in units (or 201,848 units) of limited partnership interest to Rising Tide Development. The average closing price of our common shares for the 10 consecutive trading days immediately preceding the closing date of the purchase of the option facility ($17.18) was used to determine the number of units issued. The purchase price of the San Bernardino VII, CA facility was determined by the terms of the option agreement which states that the purchase price is equal to the lower of (i) a price determined by multiplying in-place net operating income at the time of purchase by 12.5 and (ii) the fair market value of the option facility as determined by an appraisal process involving third party appraisers.

In March 2005, in connection with our exercise of our option to purchase the Orlando II, FL facility and the Boyton Beach II, FL facility from Rising Tide Development, our operating partnership paid $11.8 million, consisting of $6.8 million in cash and $5.0 million in units (or 293,197 units) of limited partnership interest to Rising Tide Development. The average closing price of our common shares for the 10 consecutive trading days immediately preceding the closing date of the purchase of the option facility ($17.17) was used to determine the number of units issued. The purchase price of the facilities was determined by the terms of the option agreement which states that the purchase price is equal to the lower of (i) a price determined by multiplying in-place net operating income at the time of purchase by 12.5 and (ii) the fair market value of the option facility as determined by an appraisal process involving third party appraisers. An adjustment to the purchase price was finalized during the second quarter of 2005, resulting in a revised purchase price of approximately $10.1 million, which consisted of $6.8 million in cash and $3.3 million in units (or 192,995 units) of the operating partnership after a price reduction of $1.7 million in May 2005.

Registration Rights

Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities who acquired common shares or operating partnership units in the formation transactions that took place at the time of our initial public offering received certain registration rights. An aggregate of approximately 9.7 million common shares acquired in the initial public offering formation transactions are subject to a registration rights agreement (including approximately 1.1 million shares issuable upon redemption of approximately 1.1 million operating partnership units issued in the initial public offering formation transactions). Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities are entitled to require us to register their shares for public sale subject to certain exceptions, limitations and conditions precedent.

In addition, Rising Tide Development received registration rights with respect to the operating partnership units it received in connection with our acquisition of option facilities. It is entitled to require us to register for public sale, subject to certain exceptions, limitations and conditions precedent, the common shares that may be acquired by it in connection with the exercise of its redemption rights under the partnership agreement with respect to 201,848 of its operating partnership units and will be entitled to such right for the remaining 192,995 operating partnership units as early as March 2006.

Management Contracts

On October 27, 2004, YSI Management LLC, one of our wholly owned subsidiaries, entered into a management contract with Rising Tide Development to provide property management services to the option facilities for a fee equal to the greater of 5.35% of the gross revenues of each facility or $1,500 per facility per month. U-Store-It Mini Warehouse Co., another of our wholly owned subsidiaries, entered into a marketing and ancillary services contract with Rising Tide Development to provide marketing and various additional services to the option facilities. In return for these services, U-Store-It Mini Warehouse Co. retains all of the profits it derives from these services. Each of these contracts is for a four-year term (or, if earlier, a term ending on the date upon which Rising Tide Development has sold all of the option facilities), with a one-year extension option exercisable by Rising Tide Development. Either party may terminate each contract upon a breach by the other party of the contract that materially and adversely affects such party or the option facilities. The contracts may be amended by written agreement of each party, subject to the approval of a majority of the independent members of our Board of Trustees. In 2005, approximately $0.4 million of management fees were earned pursuant to the management contract and approximately $0.2 was earned pursuant to the marketing and ancillary services contract.

Jernigan Property Group, LLC

Mr. Jernigan serves as President of Jernigan Property and has a 20% beneficial interest in eleven self-storage properties partially owned by Jernigan Property and related companies and partnerships. Mr. Jernigan has agreed that he will not expand his interest, ownership or activity in the self storage business beyond these eleven facilities. On April 3, 2006, our operating partnership entered into an agreement to acquire nine of those self-storage facilities for an aggregate cash purchase price of $44.85 million. The closing of the transaction, which is contingent upon the satisfaction of certain customary conditions, including due diligence, is currently expected to occur in the third quarter of 2006. However, given Mr. Jernigan’s recent appointment as a trustee and the Chief Executive Officer and President of the Company, this transaction is subject to review and final approval by a majority of the independent members of the Company’s Board of Trustees. Jernigan Property owns two additional self storage facilities in which Mr. Jernigan has agreed to divest his interest within two years of the commencement of his employment with the Company, i.e., by April 24, 2008. Mr. Jernigan has discontinued all involvement in the day-to-day management or operation of the Jernigan Property facilities.

Office Leases

In March 2005, the operating partnership entered into an office lease agreement with Amsdell and Amsdell, an entity in which Barry L. Amsdell and Robert J. Amsdell each have a 50% ownership interest, for office space of approximately 18,000 square feet at The Parkview Building, an approximately 40,000 square foot multi-tenant office building located at 6745 Engle Road, plus approximately 4,000 square feet of an approximately 18,000 square foot office building located at 6751 Engle Road. Both properties are part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio which is owned by Amsdell and Amsdell. The lease, which was effective as of January 1, 2005, replaced the original office lease, entered into in October 2004 between a subsidiary of the operating partnership and Amsdell and Amsdell, and has a ten-year term, with one five-year extension option exercisable by the operating partnership. The fixed minimum rent under the terms of this lease is $23,739 per month from July 1, 2005 to December 31, 2005, with scheduled increases thereafter up to a maximum rent of $31,205 per month from January 1, 2013 to December 31, 2014. Our disinterested trustees approved the terms of, and the entry into, the office lease by the operating partnership.

In June 2005, our operating partnership entered into another office lease agreement with Amsdell and Amsdell for additional office space of approximately 1,588 square feet of rentable space in The Parkview Building. This office lease was effective as of May 7, 2005 and has an approximately two-year term expiring on April 30, 2007. The operating partnership has the option to extend this office lease for an additional three-year period at the then prevailing market rate upon the same terms and conditions contained in the office lease. The fixed minimum rent under the terms of this office lease is $1,800 per month from June 1, 2005 to April 30, 2006, and $1,900 per month from May 1, 2006 to April 30, 2007. Our disinterested trustees approved the terms of, and the entry into, the office lease by our operating partnership.

In June 2005, our operating partnership also entered into a month-to-month office lease agreement with Amsdell and Amsdell for office space of approximately 3,500 square feet of an office building located at 6779 Engle Road. The lease was effective as of May 1, 2005. The fixed minimum rent under the terms of the lease is $3,700 per month. Our disinterested trustees approved the terms of, and the entry into, the month-to-month office lease agreement by our operating partnership.

In December 2005, our operating partnership entered into an office lease agreement with Amsdell and Amsdell for additional office space of approximately 3,000 square feet of rentable space at 6751 Engle Road. This office lease is effective as of January 1, 2006 and has a nine-year term expiring on December 31, 2014. The operating partnership has the option to extend this office lease for an additional five-year period at the then prevailing market rate upon the same terms and conditions contained in this office lease. At inception, the fixed minimum rent under the terms of this office lease is $3,137 per month and then escalates to $3,771 per month by the end of the lease term. Our disinterested trustees approved the terms of, and the entry into, the office lease by the operating partnership.

In December 2005, our operating partnership entered into an office lease agreement with Amsdell and Amsdell for additional office space of approximately 3,190 square feet of rentable space in The Parkview Building. This office lease is effective as of February 1, 2006 and has an approximately nine-year term expiring on December 31, 2014. The operating partnership has the option to extend this office lease for an additional five-year period at the then prevailing market rate upon the same terms and conditions contained in this office lease. At inception, the fixed minimum rent under the terms of this office lease is $2,387 per month and then escalates to $2,901 per month by the end of the lease term. Our disinterested trustees approved the terms of, and the entry into, the office lease by the operating partnership.

In December 2005, our operating partnership entered into an office lease agreement with Amsdell and Amsdell for additional office space of approximately 4,077 square feet of rentable space in The Parkview Building. This office lease is effective as of May 1, 2006 and has an approximately 104 month term expiring on December 31, 2014. The operating partnership has the option to extend this office lease for an additional five-year period at the then prevailing market rate upon the same terms and conditions contained in this office lease. The fixed minimum rent under the terms of this office lease is $3,051 per month from May 1, 2007 and then escalates to $3,709 per month by the end of the lease term. Our disinterested trustees approved the terms of, and the entry into, the office lease by the operating partnership.

The total lease payments incurred for fiscal year 2005 under the three office lease agreements that were effective as of December 31, 2005 was approximately $0.4 million.

Aircraft Lease

On October 22, 2004, we entered into a timesharing agreement with Amsdell Holdings I, Inc., an entity owned 50% by Robert J. Amsdell and 50% by Barry L. Amsdell, which provided us the right to use an airplane owned by Aqua Sun Investments, L.L.C, or Aqua Sun, an entity owned by Robert J. Amsdell and Barry L. Amsdell, at a rate of $1,250 for each hour of use of the aircraft and the payment of certain expenses associated with the use of the aircraft pursuant to a timesharing agreement. As described below, effective June 30, 2005 the timesharing agreement was terminated and was replaced with a non-exclusive aircraft lease agreement with Aqua Sun.

On July 1, 2005, our operating partnership entered into a non-exclusive aircraft lease agreement with Aqua Sun pursuant to which the operating partnership may lease for corporate use from time to time an airplane owned by Aqua Sun. Under the terms of the non-exclusive aircraft lease agreement, the operating partnership may lease the airplane owned by Aqua Sun at an hourly rate of $1,450 per flight hour. Aqua Sun is responsible for various costs associated with operation of the airplane, including insurance, storage and maintenance and repair, but the operating partnership is responsible for fuel costs and the costs of pilots and other cabin personnel required for its use of the airplane. The lease, which was effective as of July 1, 2005 and replaced the timesharing agreement entered into as of October 22, 2004 between us and an affiliate of Aqua Sun, has a one-year term and is automatically renewed for additional one-year periods unless terminated by either party. Our disinterested trustees approved the terms of, and the entry into, the non-exclusive aircraft lease agreement by the operating partnership.

The total amount incurred for aircraft charters described above by us in 2005 was approximately $0.4 million.

Other Arrangements

In 2004, our predecessor engaged Amsdell Construction, a company owned 50% by Robert J. Amsdell and 50% by Barry L. Amsdell, to rebuild a South Carolina facility destroyed by fire in 2004 and to complete a build out under one of our office leases. The total payments incurred by us to Amsdell Construction for the year ended December 31, 2005 were approximately $0.3 million related to the rebuilding of the South Carolina facility destroyed by fire and $8,525 for the build out under an office lease.

We engaged Deborah Dunlevy Designs, a company owned by Deborah Dunlevy, a sister of Robert J. Amsdell and Barry L. Amsdell, for interior design services at certain of our self-storage facilities and offices. The total payments made by us to Deborah Dunlevy Designs in 2005 was approximately $56,000. On certain occasions, we engage Dunlevy Building Systems Inc., a company owned by John Dunlevy, the husband of Deborah Dunlevy and a brother-in-law of Robert J. Amsdell and Barry L. Amsdell, for construction, zoning consultant and general contractor services at certain of our self-storage facilities. The total payments made by us to Dunlevy Building Systems Inc. for the year ended December 31, 2005 was approximately $40,000.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based solely on our review of the copies of such forms received by us, and/or on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, trustees and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2005 except for the following: (i) one late filing made on April 5, 2005 by each of Robert J. Amsdell and Barry L. Amsdell reflecting operating partnership units issued to Rising Tide Development in March 2005, (ii) one late filing made on January 11, 2006 by each of Robert J. Amsdell, Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley reflecting deferred share units that we granted to such executive officers in December 2005, and (iii) one late filing made on January 18, 2006 by each of John C. Dannemiller, William M. Diefenderfer and Harold S. Haller reflecting deferred shares that we granted to such trustees in December 2005 pursuant to our Deferred Trustees Plan.

Relationship With Independent Accountants

Our consolidated financial statements for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, which served as our independent auditors for the last fiscal year and has been selected to serve as our independent auditors for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following summarizes the fees billed by Deloitte & Touche LLP for services rendered during, or in connection with, our 2005 and 2004 fiscal years, as applicable:

	2005	2004

Audit Fees (1)	$1,498,260	$1,960,000
Audit-Related Fees (2)	36,130	0
Tax Fees (3)	493,922	300,840
All Other Fees	0	0

Total	$2,028,312	$2,260,840

(1)	Audit Fees for 2005 include $551,560 for the audit of our internal control over financial reporting, and $244,000 for services rendered in connection with our secondary public offering in October 2005. Audit Fees for 2004 include fees of $1,500,000 for services rendered in connection with our initial public offering in October 2004.

(2)	Audit-Related Fees for 2005 include $34,630 for the audit of certain option properties acquired from Rising Tide Development pursuant to the terms of an option agreement. See “Certain Relationships and Related Transactions — Option Agreement and Exercises of Option to Purchase Certain Option Facilities” above for more information on the option properties and the option agreement. Audit-Related Fees for 2005 also include $1,500 for online publication services.

(3)	Tax fees for 2005 include $210,000 for tax compliance services, with the remainder related to tax consulting services. Tax fees for 2004 include fees of $90,600 for tax compliance services. The remainder of the 2004 tax fees related to tax consulting services.

All audit and permissible non-audit services provided by Deloitte & Touche LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence from us.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permissible non-

audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which is annually reviewed and reassessed by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by the Company for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (a) the type of services covered by the engagement, (b) the dates the engagement is scheduled to commence and terminate, (c) the estimated fees payable by the Company pursuant to the engagement, (d) other material terms of the engagement, and (e) such other information as the Audit Committee may request.

Other Matters to Come Before the 2006 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board of Trustees, or, if no recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2007 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 25, 2006.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from the Secretary of U-Store-It Trust upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2007 annual meeting must be received no earlier than December 25, 2006 and no later than January 24, 2007.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call U-Store-It Trust, 6745 Engle Road, Suite 300, Cleveland, OH 44130, Attention: Corporate Secretary (telephone number: 1-800-234-4494). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting our Corporate Secretary in the same manner.

* * * *

By Order of the Board of Trustees

KATHLEEN A. WEIGAND
Secretary

Cleveland, Ohio
April 24, 2006

PROXY	PROXY

U-STORE-IT TRUST
Proxy for the Annual Meeting of Shareholders to be Held on May 25, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
The undersigned hereby appoints Robert J. Amsdell, Tedd D. Towsley and Kathleen A. Weigand, and each of them, as attorney-in-fact and proxy with full power of substitution to represent the undersigned and to vote all of the Common Shares of the Company, held of record by the undersigned on April 3, 2006, at the Annual Meeting of Shareholders to be held at the Holiday Inn, 15471 Royalton Road, Strongsville, Ohio 44136 at 9:00 a.m. (Eastern Daylight Savings time) on May 25, 2006 and at any adjournment or postponement thereof. Said attorney-in-fact and proxy is instructed to vote as directed on the reverse side.
The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
................................................................................................................................................................. ...................................................
           FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

U-STORE-IT TRUST
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

	For	Withhold	For All
	All	All	Except
1. Election of Trustees.
Nominees:

(01) Robert J. Amsdell, (02) Barry L. Amsdell, (03) Thomas A. Commes, (04) John C. (Jack) Dannemiller, (05) William M. Diefenderfer III, (06) Harold S. Haller, (07) David J. LaRue and (08) Dean Jernigan

TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF SUCH NOMINEES, WRITE SUCH NOMINEE’S NAME(S) ON THE LINE ABOVE.

If this proxy card is properly executed and returned to the Company, the attorney-in-fact and proxy will vote all of the undersigned’s shares entitled to vote on the matters hereon as directed hereon or, where no direction is indicated, the undersigned’s vote will be cast FOR each of the matters hereon.

The attorney-in-fact and proxy will vote such shares as recommended by the Board of Trustees, or, if no recommendation is given, in his own discretion, with regard to any other matters as may properly come before the meeting, including any proposal to adjourn or postpone the meeting.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐

Date:

Signature(s)

Please sign exactly as name appears on this proxy card and date. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
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           FOLD AND DETACH HERE
YOUR VOTE IS IMPORTANT.
SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT
PROMPTLY IN THE PREPAID ENVELOPE PROVIDED. SHAREHOLDERS WHO ARE PRESENT AT THE
MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.